Exhibit 10.1

CONTRIBUTION AGREEMENT

dated as of January 4, 2008

by and among

SHREE ASSOCIATES,
KUNJ ASSOCIATES,
SHANTI III ASSOCIATES,
TRUST FBO SAJNI MEHTA BROWNE UNDER THE BHARAT AND DEVYANI MEHTA 2005 TRUST DATED JANUARY 13, 2006,
TRUST FBO NEELAY MEHTA UNDER THE BHARAT AND DEVYANI MEHTA 2005 TRUST DATED JANUARY 13, 2006,
TRUST FBO JAY H SHAH UNDER THE HASU AND HERSHA SHAH 2004 TRUST DATED AUGUST 18, 2004,
TRUST FBO NEIL H SHAH UNDER THE HASU AND HERSHA SHAH 2004 TRUST DATED AUGUST 18, 2004,
PLM ASSOCIATES LLC,
DAVID L. DESFOR AND
ASHISH R. PARIKH

as Contributors,

and

HERSHA HOSPITALITY LIMITED PARTNERSHIP

as Acquirer,

IN CONNECTION WITH THE PURCHASE AND SALE OF
MEMBERSHIP INTERESTS IN 44 DUANE STREET, LLC, SOLE GENERAL PARTNER OF 5444 ASSOCIATES AND PARTNERSHIP INTERESTS IN 5444 ASSOCIATES, OWNER OF THE DUANE STREET HOTEL LOCATED AT
130 DUANE STREET, NEW YORK, NY

THIS CONTRIBUTION AGREEMENT, dated as of January 4, 2008 (the “Agreement”), by Shree Associates, a Pennsylvania limited partnership (the “Shree Contributor”), Kunj Associates, a Pennsylvania limited partnership (the “Kunj Contributor”), Shanti III Associates, a Pennsylvania limited partnership (the “Shanti III Contributor”), Trust FBO Sajni Mehta Browne under The Bharat and Devyani Mehta 2005 Trust dated January 13, 2005 (the “Trust FBO Sajni Mehta Browne Contributor”), Trust FBO Neelay Mehta under The Bharat and Devyani Mehta 2005 Trust dated January 13, 2005 (the “Trust FBO Neelay Mehta Contributor”), Trust FBO Jay H. Shah under the Hasu and Hersha Shah 2004 Trust dated August 18, 2004 (the “Trust FBO Jay H. Shah Contributor”), Trust FBO Neil H. Shah under the Hasu and Hersha Shah 2004 Trust dated August 18, 2004 (the “Trust FBO Neil H. Shah Contributor”), PLM Associates LLC, a Pennsylvania limited liability company (the “PLM Contributor”), David L. Desfor, an individual (the “Desfor Contributor”) and Ashish R. Parikh, an individual (the “Parikh Contributor”, collectively, the “Contributors”), 5444 Associates, a Pennsylvania limited partnership (the “LP”), 44 Duane Street, LLC, a Delaware limited liability company (the “LLC”) and Hersha Hospitality Limited Partnership, a Virginia limited partnership (the “Acquirer”) provides:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

1.1          Definitions.   The following terms shall have the indicated meanings:

“Act of Bankruptcy” shall mean if a party hereto or any general partner thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any corporate or limited liability company action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, (2) the appointment of a receiver, custodian, trustee or liquidator or such party or general partner or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) consecutive days.

“Apportionment Date” shall mean the day immediately preceding the Closing Date.

“Articles of Organization” shall mean the Articles of Organization of the LLC filed with the Secretary of State of the State of Delaware, a true and correct copy of which is attached hereto as Exhibit F.

“Assignment and Assumption Agreement” shall mean those certain Assignment and Assumption Agreements with respect to the Interests (defined herein below), dated as of the Closing Date, by and between Contributors and Acquirer.

 “Authorizations” shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Property or any part thereof.

“Certificate of Limited Partnership” shall mean the Certificate of Limited Partnership of the LP filed with the Secretary of State of the Commonwealth of Pennsylvania, a true and correct copy of which is attached here to as Exhibit L.

“Closing” shall mean the Closing of the contribution and acquisition of the Interests pursuant to this Agreement.

 “Closing Date” shall mean the date on which the Closing occurs.

“Consideration” shall mean the value of Twenty Four Million Seven Hundred Fifty Thousand Dollars ($24,750,000.00) including the principal amount of the Loan, payable to the Contributors at Closing in the manner described in Section 2.3.

“Continuing Liabilities” shall include liabilities arising under Operating Agreements, Leases, equipment leases, loan agreements, or proration credits at Closing, but shall exclude any liabilities arising from any other arrangement, agreement or pending litigation.

“Deed” shall mean the deed by which the LP received title to the Real Property.

“Employment Agreements” shall mean any and all employment agreements, written or oral, between the Contributors or its managing agent and the persons employed with respect to the Property.  A schedule indicating all pertinent information with respect to each Employment Agreement in effect as of the date hereof, name of employee, social security number, wage or salary, accrued vacation benefits, other fringe benefits, etc., is attached hereto as Exhibit B.

“Escrow Agent” shall mean Summit Associates, 100 Lafayette Street, 3rd Floor, New York, NY 10001; Phone 212-736-0600; Fax 212-947-3590.

 “Loan” shall mean a new loan from Wells Fargo Bank, National Association, to the LP, in the principal amount of Fifteen Million Dollars ($15,000,000.00).

“FIRPTA Certificate” shall mean the affidavit of the Contributors under Section 1445 of the Internal Revenue Code certifying that such Contributors are not a foreign corporation, foreign partnership, foreign limited liability company, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), in form and substance satisfactory to the Acquirer.

“Governmental Body” means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

“Hersha” shall mean Hersha Hospitality Trust, a Maryland business trust.

“Hotel” shall mean the hotel and related amenities located on the Land.

“Improvements” shall mean the Hotel and all other buildings, improvements, fixtures and other items of real estate located on the Land.

“Insurance Policies” shall mean those certain policies of insurance described on Exhibit C attached hereto.

“Intangible Personal Property” shall mean all intangible personal property owned or possessed by the Contributors, the LP or the LLC and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Property, including, without limitation, the right to use the trade name “Holiday Inn Norwich” and all variations thereof, the Authorizations, escrow accounts, insurance policies, general intangibles, business records, plans and specifications, surveys and title insurance policies pertaining to the real property and the personal property, all licenses, permits and approvals with respect to the construction, ownership, operation, leasing, occupancy or maintenance of the Property, any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, and the share of the Tray Ledger as hereinafter defined, excluding (a) any of the aforesaid rights the Acquirer elects not to acquire, (b) the Contributors’ cash on hand, in bank accounts and invested with financial institutions and (c) accounts receivable except for the above described share of the Tray Ledger.

“Interests” shall mean the LP Interests and the Shree LLC Interests.

“Shree Interests” shall mean all right, title and interest of Shree Contributor in the LP, consisting of a Six Percent (6%) partnership interest in the LP.

 “Kunj Interests” shall mean all right, title and interest of Kunj Contributor in the LP, consisting of a Fourteen Percent (14%) partnership interest in the LP.

 “Shanti III Interests” shall mean all right, title and interest of Shanti III Contributor in the LP, consisting of an Eleven Percent (11%) partnership interest in the LP.

“Trust FBO Sajni Mehta Browne Interests” shall mean all right, title and interest of Trust FBO Sajni Mehta Browne Contributor in the LP, consisting of a Six Percent (6%) partnership interest in the LP.

 “Trust FBO Neelay Mehta Interests” shall mean all right, title and interest of Trust FBO Neelay Mehta Contributor in the LP, consisting of a Six Percent (6%) partnership interest in the LP.

“Trust FBO Jay H. Shah Interests” shall mean all right, title and interest of Trust FBO Jay H. Shah Contributor in the LP, consisting of a Twenty Two Percent (22%) partnership interest in the LP.

“Trust FBO Neil H. Shah Interests” shall mean all right, title and interest of Trust FBO Neil H. Shah Contributor in the LP, consisting of a Twenty Eight Percent (28%) partnership interest in the LP.

“PLM Interests” shall mean all right, title and interest of PLM Contributor in the LP, consisting of a One and One-Half Percent (1.5%) partnership interest in the LP.

“Desfor Interests” shall mean all right, title and interest of Desfor Contributor in the LP, consisting of a Three Percent (3%) partnership interest in the LP.

“Parikh Interests” shall mean all right, title and interest of Parikh Contributor in the LP, consisting of a One and One-Half (1.5%) partnership interest in the LP.

 “LP Interests” shall mean the Shree Interests, the Kunj Interests, the Shanti III Interests, the Trust FBO Sajni Mehta Browne Interests, the Trust FBO Neelay Mehta Interests, the Trust FBO Jay H. Shah Interests, the Trust FBO Neil H. Shah Interests, the PLM Interests, the Desfor Interests and the Parikh Interests.

“Shree LLC Interests” shall mean all right, title and interest of Shree Contributor in the LLC, consisting of a One Hundred Percent (100%) membership interest in the LLC.

“Inventory” shall mean all inventory located at the Hotel, including without limitation, all mattresses, pillows, bed linens, towels, paper goods, soaps, cleaning supplies and other such supplies.

“Joinder” shall have the meaning set forth in Section 2.3(c).

"Knowledge" shall mean the actual knowledge of the Contributors that they would have had after making reasonable investigation.

 “Land” shall mean that certain parcel of real estate lying and being in the City of New York, County of New York and State of New York at 130 Duane Street, New York, New York, as more particularly described on Exhibit A attached hereto, together with all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of the Contributor therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.

“Leases” shall mean those leases of real property listed on Exhibit D attached hereto.

“LLC” shall mean 44 Duane Street, LLC, a Delaware limited liability company that owns, as its only assets, the one percent (1%) general partnership interest in the LP.

“LLC Operating Agreement” shall mean the current operating agreement of the LLC, a true and correct copy of which is attached hereto as Exhibit G.

“LP” shall mean 5444 Associates, a Pennsylvania limited partnership that owns, as its only assets, the fee interest in the Land and the Hotel and Improvements located on the Land.

“LP Units” shall mean limited partnership units of Acquirer.

“LP Partnership Agreement” shall mean the current partnership agreement of the LP, a true and correct copy of which is attached here to as Exhibit M.

“Manager” shall mean Hersha Hospitality Management, LP, a Pennsylvania limited partnership.

“Operating Agreements” shall mean the management agreements, service contracts, supply contracts, leases (other than the Leases) and other agreements, if any, in effect with respect to the construction, ownership, operation, occupancy or maintenance of the Property.  All of the Operating Agreements in force and effect as of the date hereof are listed on Exhibit E attached hereto.

“Owner's Title Policy” shall mean an owner's policy of title insurance issued to the Acquirer by the Title Company, dated as of the Closing Date, pursuant to which the Title Company insures the Acquirer’s ownership of title to the fee interest in the Real Property (including the marketability thereof) subject only to Permitted Title Exceptions.  The Owner's Title Policy shall insure the Acquirer in the amount of the Consideration and shall be acceptable in form and substance to the Acquirer.  The description of the Land in the Owner's Title Policy shall be by courses and distances and shall be identical to the description shown on a survey provided by the Contributors to the Acquirer.

“Permitted Title Exceptions” shall mean those exceptions to title to the Real Property that are satisfactory to the Acquirer as determined pursuant to Section 2.2.

“Property” shall mean collectively the Land, Improvements, the Inventory, the Reservation System, the Tangible Personal Property and the Intangible Personal Property.

“Real Property” shall mean the Land and the Improvements.

“Reservation System” shall mean the Contributors’ Reservation Terminal and Reservation System equipment and software, if any.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Study Period” shall mean the period commencing as of the date hereof, and continuing through the time of Closing.

“Tangible Personal Property” shall mean the items of tangible personal Property consisting of all furniture, fixtures and equipment situated on, attached to, or used in the operation of the Hotel, and all furniture, furnishings, equipment, machinery, and other personal property of every kind located on or used in the operation of the Hotel and owned by the Contributors, the LP or the LLC.

“Title Commitment” shall mean the commitment by the Title Company to issue the Owner's Title Policy.

“Title Company” shall mean Summit Associates, 100 Lafayette Street, 3rd Floor, New York, NY 10001; Phone 212-736-0600; Fax 212-947-3590.

“Tray Ledger” shall mean the final night's room revenue (revenue from rooms occupied as of 11:59:59 p.m. on the Apportionment Date, inclusive of food, beverage, telephone and similar charges), net of any sales taxes, room taxes or other taxes thereon.

“Utilities” shall mean public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of the Property as a hotel.

1.2          Rules of Construction.  The following rules shall apply to the construction and interpretation of this Agreement:

(a)            Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b)            All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(c)            Headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d)            Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

ARTICLE II

CONTRIBUTION ANDACQUISITION; STUDY PERIOD;

PAYMENT OF CONSIDERATION

2.1          Contribution and Acquisition.  The Contributors agree to contribute, assign and transfer their Interests to the Acquirer and the Acquirer agrees to accept the Interests in exchange for the Consideration and in accordance with the other terms and conditions set forth herein.

2.2          Study Period.  (a)  The Acquirer shall have the right, until the end of the Study Period, to enter upon the Real Property and to perform, at the Acquirer’s expense, such economic, surveying, engineering, environmental, topographic and marketing tests, studies and investigations as the Acquirer may deem appropriate.  If such tests, studies and investigations warrant, in the Acquirer’s sole, absolute and unreviewable discretion, the purchase of the Interests for the purposes contemplated by the Acquirer, then the Acquirer may elect to proceed to Closing and shall so notify the Contributors prior to the expiration of the Study Period.  If for any reason the Acquirer does not so notify the Contributors of its determination to proceed to Closing prior to the expiration of the Study Period, or if the Acquirer notifies the Contributors, in writing, prior to the expiration of the Study Period that it has determined not to proceed to Closing, this Agreement automatically shall terminate, and the Acquirer shall be released from any further liability or obligation under this Agreement.

(b)            During the Study Period, the Contributors shall make available to the Acquirer, its agents, auditors, engineers, attorneys and other designees, for inspection copies of all existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, correspondence, environmental audits and other related materials or information if any, relating to the Property which are in, or come into, the Contributors’ possession or control.

(c)            The Acquirer hereby indemnifies and defends the Contributors against any loss, damage or claim arising from entry upon the Real Property by the Acquirer or any agents, contractors or employees of the Acquirer.  The Acquirer, at its own expense, shall restore any damage to the Real Property caused by any of the tests or studies made by the Acquirer.

(d)            During the Study Period, the Acquirer, at its expense, may cause an examination of title to the Property to be made, and, prior to the expiration of the Study Period, may notify the Contributors of any defects in title shown by such examination that the Acquirer is unwilling to accept.  The Contributors shall notify the Acquirer whether the Contributors are willing to cure such defects and to proceed to Closing.  Contributors may cure, but shall not be obligated to cure such defects.  If such defects consist of deeds of trust, mechanics' liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, the Contributors, at their option, shall either pay and discharge (in which event, the Escrow Agent is authorized to pay and discharge at Closing) such defects at Closing.  If the Contributors are unwilling or unable to cure any such defects by Closing, the Acquirer shall elect (1) to waive such defects and proceed to Closing without any abatement in the Consideration or (2) to terminate this Agreement.  The Contributors shall not, after the date of this Agreement, subject the Property to and shall take all reasonable best efforts to prevent the Property from being subjected to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without the Acquirer’s prior written consent, which consent shall not be unreasonably withheld or delayed.  All title matters revealed by the Acquirer’s title examination and not objected to by the Acquirer as provided above shall be deemed Permitted Title Exceptions.  If Acquirer shall fail to examine title and notify the Contributors of any such title objections by the end of the Study Period, all such title exceptions (other than those rendering title unmarketable and those that are to be paid at Closing as provided above) shall be deemed Permitted Title Exceptions.

2.3          Payment of the Consideration. Acquirer shall obtain the Loan, and the remainder of the Consideration shall be paid to the Contributors in the following manner:

(a)            Acquirer shall pay to Contributors the sum of Seven Million Seven Hundred Fifty Thousand Dollars ($7,750,000.00) in the form of LP Units, the number of such LP Units determined at the rate of an LP Unit price per unit of Nine and Approximately 94/100 Dollars ($9.94118). Contributors shall be restricted from converting or selling such LP Units for a period of one (1) year from the Closing Date.

(b)            Acquirer shall pay to Contributors the remainder of the Consideration in the form of immediately available good funds of lawful money of the United States.

(c)            Any adjustments and prorations to be made pursuant to the terms of this Agreement shall be paid by wire transfer of immediately available funds to an account specified by the party due to receive same.

(d)            Notwithstanding the foregoing, no LP Units shall be issued by the Acquirer, and following such issuance no LP Units shall be transferred by any Contributor to, any person or entity that is not an accredited investor within the meaning of Regulation D promulgated by the United States Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and to the extent any such non-accredited person or entity is entitled to receive any portion of the Consideration, such portion shall be paid in cash rather than LP Units and the number of LP Units issuable in payment of the Consideration shall be reduced accordingly. Each Contributor agrees to take such actions as Acquirer may reasonably request in order to assure that the issuance of any LP Units pursuant to this Agreement complies with the requirements of the Securities Act and Regulation D promulgated thereunder. Except as otherwise expressly set forth in this Agreement, the Contributors acknowledge and agree that once the Closing occurs, the Contributors shall no longer hold any right, title or interest in the Property (except through its ownership of Acquirer). Contributors hereby direct Acquirer to pay, issue and distribute (as applicable) the Consideration on the Closing Date to the Contributors in such amounts set forth in this Agreement. The Contributors that acquire LP Units acknowledge that any certificates evidencing the LP Units will bear appropriate legends indicating (i) that the LP Units have not been registered under the Securities Act, and (ii) that Acquirer’s Limited Partnership Agreement (the “Acquirer’s Limited Partnership Agreement”) restricts the transfer of the LP Units. Each Contributor shall upon receipt of the LP Units at Closing become a limited partner of Acquirer by executing the form of joinder (the “Joinder”) to the Acquirer’s Limited Partnership Agreement attached hereto as Exhibit J and deliver the executed Joinder at closing pursuant to the terms of Section 6.2 hereof; provided, however, that if any Contributor is presently a limited partner of the Acquirer, such Contributor shall not be required to execute and deliver the Joinder.  By executing and delivering the Joinder in accordance with the terms hereof, each Contributor acknowledges that it will be bound by the terms and provisions of the Acquirer’s Limited Partnership Agreement.

ARTICLE III

CONTRIBUTOR’S REPRESENTATIONS, WARRANTIES ANDCOVENANTS

To induce the Acquirer to enter into this Agreement and to purchase the Property, Contributors hereby make the following representations, warranties and covenants, upon each of which Contributors acknowledge and agree that the Acquirer is entitled to rely and has relied:

3.1          Identity and Power.

(a)            The Contributors have all requisite powers and all governmental licenses, authorizations, consents and approvals necessary to carry on their business as now conducted, to own, lease and operate its properties, to execute and deliver this Agreement and any document or instrument required to be executed and delivered on behalf of each such Contributor hereunder, to perform their respective obligations under this Agreement and any such other documents or instruments and to consummate the transactions contemplated hereby.

3.2          Authorization, No Violations and Notices.

(a)            The execution, delivery and performance of this Agreement by the Contributors, and the consummation of the transactions contemplated hereby have been duly authorized, adopted and approved by the Contributors.  No other proceedings are necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed by the Contributors and is a valid and binding obligation enforceable against them in accordance with its terms.

(b)            Neither the execution, delivery, or performance by the Contributors of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Contributors with any of the provisions hereof, will

(i)            violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, which, with or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge, or encumbrance upon any of the Property, the assets of the LP or assets of the LLC, under any of  the terms, conditions, or provisions of, the Articles of Organization, the LLC Operating Agreement, the Certificate of Limited Partnership, the LP Partnership Agreement or any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument, or obligation to which the LP or the LLC is a party, or by which the LP or the LLC may be bound, or to which the LP or the LLC or their respective properties or assets, or the Property may be subject; or

(ii)           violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to the LP or the LLC, their respective properties or assets, or the Property that would not be violated by the execution, delivery or performance of this Agreement or the transactions contemplated hereby by the Contributors or compliance by the Contributors with any of the provisions hereof.

3.3          Litigation with respect to Contributors.  Except as set forth on Exhibit I, there is no action, suit, claim or proceeding pending or, to the Contributors’ Knowledge, threatened against or affecting the Contributors or their assets in any court, before any arbitrator or before or by any governmental body or other regulatory authority (i) that would materially adversely affect the Contributors or the Interests, (ii) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the transactions contemplated hereby, or (iii) would delay the consummation of any of the transactions contemplated hereby.  The Contributors are not subject to any judgment, decree, injunction, rule or order of any court relating to the Contributors’ participation in the transactions contemplated by this Agreement.

3.4          Interests and Property.

(a)            The Interests are, on the date hereof, and will be on the Closing Date, free and clear of all liens and encumbrances and the Contributors have good, marketable title thereto and the right to convey same in accordance with the terms of this Agreement.  Upon delivery of the Contributors’ Assignment and Assumption Agreement to the Acquirer at Closing, good valid and marketable title to the Contributors’ Interests, free and clear of all liens and encumbrances, will pass to the Acquirer.   The LP Interests constitute the only outstanding partnership interests of the LP.  The LLC Interests constitute the only outstanding membership interests of the LLC.

(b)            Except for liens disclosed by Contributors to Acquirer, the Property is, on the date hereof, and will be on the Closing Date, free and clear of all liens and encumbrances, and the LP has good, marketable title thereto and the right to convey same.  The LP is the fee simple owner of the Real Property and the sole owner of the Property.  The LLC is the sole general partner of the LP.

3.5          Bankruptcy. No Act of Bankruptcy has occurred with respect to the LP or the LLC.

3.6          Brokerage Commission.  The Contributors have not engaged the services of, nor is it or will it or Acquirer become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein on account of any action by the Contributors.

3.7          The LLC and the LP.

(a)            The LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite powers necessary to carry on its business as now conducted, to own and operate its general partnership interest in the LP.

(b)            The LP is a limited partnership duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite powers necessary to carry on its business as now conducted, to own, lease and operate its properties.

(c)            Neither the execution, delivery, or performance by the Contributors of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Contributors, the LP or the LLC with any of the provisions hereof, will:

(i)            violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge, or encumbrance upon any of the Property or other assets of the LP or the LLC, under any of the terms, conditions, or provisions of, the Articles of Organization, the LLC Operating Agreement, the Certificate of Limited Partnership, the LP Partnership Agreement or any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which the LP or the LLC is a party, or by which the LP or the LLC may be bound, or to which the LP or the LLC or their respective properties or assets may be subject; or

(ii)           violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to the LP or the LLC or any of the LP’s properties or assets or the LLC’s properties or assets, as applicable.

(d)            Except for the Contributors, no party has any interest in the LP, the LLC, or the Property or any portion thereof, or the right or option to acquire any interest in the LP, the LLC or the Property or any portion thereof.  The LP has no subsidiaries and does not directly or indirectly own any securities of or interest in any other entity, including, without limitation, any limited liability company or joint venture.  The LLC has no subsidiaries and does not directly or indirectly own any securities of or interest in any entity except for its general partnership interest in the LP.

(e)            The LP has conducted no business other than the ownership and operation of the Property.  The LLC has conducted no business other than the ownership and operation of general partnership interests in the LP.

3.8          Liabilities, Debts and Obligations.  Except for the Continuing Liabilities and any other liabilities disclosed by Contributors to Acquirer, the LP and the LLC have no liabilities, debts or obligations.

3.9          Tax Matters.

(a)            Notwithstanding anything to the contrary contained in this Agreement, including without limitation the use of words and phrases such as “sell,” “sale,” purchase,” and “pay,” the parties hereto acknowledge and agree that it is their intent that the transaction contemplated hereby shall be treated for federal income tax purposes pursuant to Section 721 of the Internal Revenue Code of 1986, as amended, as the contribution of the Interests by the Contributors to the Acquirer in exchange for the Consideration, and not as a transaction in which any Contributors are acting other than in the capacity as a prospective partner in the Acquirer.

(b)            The Contributors represent and warrant that they has obtained from their own counsel advice regarding the tax consequences of (i) the transfer of the Interests to the Acquirer and the receipt of the Consideration therefor, (ii) the Contributors’ admission as a limited partner of the Acquirer, and (iii) any other transaction contemplated by this Agreement.  Each Contributor further represents and warrants that it has not relied on the Acquirer or the Acquirer’s representatives or counsel for such tax advice.

(c)            The Contributors have caused the LP and the LLC to file within the time and in the manner prescribed by law all federal, state, and local tax returns and reports, including but not limited to income, gross receipts, intangible, real property, excise, withholding, franchise, sales, use, employment, personal property, and other tax returns and reports, required to be filed by the LP and the LLC under the laws of the United States and of each state or other jurisdiction in which the LP and the LLC conduct business activities requiring the filing of tax returns or reports. All tax returns and reports filed by the LP and the LLC are true and correct in all material respects. The LP and the LLC have paid in full all taxes of whatever kind or nature for the periods covered by such returns. The LP and the LLC have not been delinquent in the payment of any tax, assessment, or governmental charge or deposit and has no tax deficiency or claim outstanding, assessed, threatened, or proposed against it. The charges, accruals, and reserves for unpaid taxes on the books and records of the LP and the LLC as of the Closing Date are sufficient in all respects for the payment of all unpaid federal, state, and local taxes of the LP and the LLC accrued for or applicable to all periods ended on or before the Closing Date. There are no tax liens, whether imposed by the United States, any state, local, or other taxing authority, outstanding against the LP and the LLC or any of their respective assets. The federal, state, and local tax returns of the LP and the LLC have not been audited, nor have the LP, the LLC or the Contributors received any notice of any federal, state, or local audit. The LP and the LLC have not obtained or received any extension of time (beyond the Closing Date) for the assessment of deficiencies for any years or waived or extended the statute of limitations for the determination or collection of any tax.  To the Contributors’ Knowledge, no unassessed tax deficiency is proposed or threatened against the LP or the LLC.

(d)            All taxes, including real property taxes and rental taxes or the equivalent, and all interest and penalties due thereon, required to be paid or collected by the LP or the LLC in connection with the operation of the Property as of the Closing Date will have been collected and/or paid to the appropriate governmental authorities, as required or such amounts shall be pro-rated as of the Closing Date. The Contributors shall cause the LP and the LLC to file, all necessary returns and petitions required to be filed through the Closing Date.  The Contributors shall cause the LP and the LLC to prepare and file all federal and state income tax returns for the tax period ending on the Closing Date, which shall reflect the termination for tax purposes of the LP and the LLC.

3.10        Contracts and Agreements.  There is no loan agreement, guarantee, note, bond, indenture and other debt instrument, lease and other contract to which the LP or the LLC is a party or by which their assets are bound other than the Permitted Title Exceptions, the Leases, and the Operating Agreements.

3.11        No Special Taxes.  The Contributors have no Knowledge of, nor have they received any written notice of, any special taxes or assessments relating to the LP, the LLC or the Property or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property.

3.12        Compliance with Existing Laws.  The LP and the LLC possess all Authorizations, each of which is valid and in full force and effect, and, to Contributors’ Knowledge, no provision, condition or limitation of any of the Authorizations has been breached or violated.   Neither the LP nor the LLC has misrepresented or failed to disclose any relevant fact in obtaining all Authorizations, and the Contributors have no Knowledge of any change in the circumstances under which those Authorizations were obtained that result in their termination, suspension, modification or limitation.  The Contributors have no Knowledge, nor have they received written notice within the past three (3) years, of any existing violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation, including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the date hereof.

3.13        Operating Agreements.  The LP and the LLC have performed all of their respective obligations under each of the Operating Agreements and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a material default under any of the Operating Agreements.  Without the prior written consent of the Acquirer, which consent will not be unreasonably withheld or delayed, the Contributors shall cause the LP and the LLC not to enter into any new management agreement, maintenance or repair contract, supply contract, lease in which it is lessee or other agreements with respect to the Property, nor shall the Contributors cause the LP or the LLC to enter into any agreements modifying the Operating Agreements.

3.14        Warranties and Guaranties.  The Contributors shall cause the LP and the LLC not to release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements and the Tangible Personal Property or any part thereof, except with the prior written consent of the Acquirer, which consent shall not be unreasonably withheld or delayed.  A complete list of all such warranties and guaranties in effect as of the date of this Agreement is attached hereto as Exhibit H.

3.15        Insurance.  All of the LP’s and the LLC’s Insurance Policies are valid and in full force and effect, all premiums for such policies were paid when due and the Contributors shall cause the LP and the LLC to pay all future premiums for such policies (and any replacements thereof) on or before the due date therefor.  The Contributors shall cause the LP and the LLC to pay all premiums on, and shall cause the LP and the LLC not to cancel or allow to expire, any of their respective Insurance Policies prior to the Closing Date unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.  The Contributors shall cause the LP and the LLC to name the Acquirer as additional insureds on each of the Insurance Policies.

3.16        Condemnation Proceedings; Roadways.  Neither the LP nor the LLC have received  written notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof.  The Contributors have no Knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property.

3.17         (a) Litigation with Respect to the LLC.  Except as set forth on Exhibit I there is no action, suit or proceeding pending or known to be threatened against or affecting the LLC or any part of or interest in the Property in any court, before any arbitrator or before or by any governmental agency which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other material agreement or instrument to which the LLC is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of the LLC, (c) could materially and adversely affect the ability of the LLC to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (d) could create a material lien on the Property, any part thereof or any interest therein, or (e) could otherwise materially and adversely affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.

(b) Litigation with Respect to the LP.  Except as set forth on Exhibit I there is no action, suit or proceeding pending or known to be threatened against or affecting the LP or any part of or interest in the Property in any court, before any arbitrator or before or by any governmental agency which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other material agreement or instrument to which the LP is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of the LP, (c) could materially and adversely affect the ability of the LP to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (d) could create a material lien on the Property, any part thereof or any interest therein, or (e) could otherwise materially and adversely affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.

3.18        Labor Disputes and Agreements.  There are not currently any labor disputes pending or, threatened as to the operation or maintenance of the Property or any part thereof.   Neither the LP nor the LLC is a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property.  The Acquirer will not be obligated to give or pay any amount to any employee of the LP or the LLC, and the Acquirer shall not have any liability under any pension or profit sharing plan that the LP or the LLC may have established with respect to the Property or their or its employees.

3.19        Financial Information.

(a)            To the Contributors’ Knowledge, except as otherwise disclosed in writing to the Acquirer prior to the end of the Study Period, for each of the LLC’s accounting years, when a given year is taken as a whole, all of the LLC’s financial information previously delivered or to be delivered to the Acquirer is and shall be correct and complete in all material respects and presents accurately the financial condition of the LLC and results of the operations of the Property for the periods indicated, except that such statements do not have footnotes or schedules that may otherwise be required by GAAP.  If requested by the Acquirer, the Contributors shall cause the LLC to deliver promptly all four-week period ending financial information available to the LLC.  The LLC’s financial information is prepared based on books and records maintained by the LLC in accordance with the LLC’s accounting system.  The LLC’s financial information has been provided to the Acquirer without any changes or alteration thereto.  To the best of Contributors’ Knowledge, since the date of the last financial statement included in the LLC's financial information, there has been no material adverse change in the financial condition or in the operations of the Property.

(b)           To the Contributors’ Knowledge, except as otherwise disclosed in writing to the Acquirer prior to the end of the Study Period, for each of the LP’s accounting years, when a given year is taken as a whole, all of the LP’s financial information previously delivered or to be delivered to the Acquirer is and shall be correct and complete in all material respects and presents accurately the financial condition of the LP and results of the operations of the Property for the periods indicated, except that such statements do not have footnotes or schedules that may otherwise be required by GAAP.  If requested by the Acquirer, the Contributors shall cause the LP to deliver promptly all four-week period ending financial information available to the LP.  The LP’s financial information is prepared based on books and records maintained by the LP in accordance with the LP’s accounting system.  The LP’s financial information has been provided to the Acquirer without any changes or alteration thereto.  To the best of Contributors’ Knowledge, since the date of the last financial statement included in the LP's financial information, there has been no material adverse change in the financial condition or in the operations of the Property.

3.20        Organizational Documents.  The Articles of Organization, LLC Operating Agreement, Certificate of Limited Partnership and LP Partnership Agreement are in full force and effect and have not been modified or supplemented, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.

3.21        Operation of Property.  The Contributors covenant that between the date hereof and the Closing Date, Contributors shall cause the LP and the LLC to (a) operate the Property only in the usual, regular and ordinary manner consistent with the LP’s and the LLC’s prior practice, (b) maintain the books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years, and (c) use all reasonable efforts to preserve intact the present business organization, keep available the services of the present officers and employees and preserve their relationships with suppliers and others having business dealings with them.  The Contributors shall cause the LP and the LLC to continue to make good faith efforts to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as the LP and the LLC did prior to the execution of this Agreement.  Except as otherwise permitted hereby, from the date hereof until Closing, the Contributors shall use their good faith efforts to ensure that the LP and the LLC shall not take any action or fail to take action the result of which (i) would have a material adverse effect on the Property or the Acquirer’s ability to continue the operation thereof after the Closing Date in substantially the same manner as presently conducted, (ii) reduce or cause to be reduced any room rents or any other charges over which Contributors have operational control, or (iii) would cause any of the representations and warranties contained in this Article III to be untrue as of Closing.

3.22        Bankruptcy with respect to LP and the LLC.  No Act of Bankruptcy has occurred with respect to the LP or the LLC.

3.23        Hazardous Substances.  Except for matters in the LP’s, the LLC’s or Acquirer’s audits, Contributors have no Knowledge:  (a) of the presence of any “Hazardous Substances” (as defined below) on the Property, or any portion thereof, or, (b) of any spills, releases, discharges, or disposal of Hazardous Substances that have occurred or are presently occurring on or onto the Property, or any portion thereof, or (c) of the presence of any PCB transformers serving, or stored on, the Property, or any portion thereof, and Contributors have no Knowledge of any failure to comply with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Substances (as used herein, “Hazardous Substances” shall mean any substance or material whose presence, nature, quantity or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials is either:  (1) potentially injurious to the public health, safety or welfare, the environment or the Property, (2) regulated, monitored or defined as a hazardous or toxic substance or waste by any Governmental Body, or (3) a basis for liability of the owner of the Property to any Governmental Body or third party, and Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products, by-products or components thereof, and asbestos).  Notwithstanding anything to the contrary contained herein Contributors shall have no liability to Acquirer for any Hazardous Substances of which Contributors have no Knowledge.

3.24        Room Furnishings.  All public spaces, lobbies, meeting rooms, and each room in the Hotel available for guest rental is furnished in accordance with commercially reasonable standards for the Hotel and room type.

3.25        Intentionally Omitted.

3.26        Independent Audit.  Contributors shall provide access by Acquirer’s representatives, to all financial and other information relating to the Property, the LP and the LLC.

3.27        Bulk Sale Compliance.  Contributors shall indemnify Acquirer against any claim, loss or liability arising under the bulk sales law in connection with the transaction contemplated herein.

3.28        Sufficiency of Certain Items.  The Property contains not less than:

(a)            a sufficient amount of furniture, furnishings, color television sets, carpets, drapes, rugs, floor coverings, mattresses, pillows, bedspreads and the like, to furnish each guest room, so that each such guest room is, in fact, fully furnished; and

(b)            a sufficient amount of towels, washcloths and bed linens, so that there are three (3) sets of towels, washcloths and linens for each guest room (one on the beds, one on the shelves, and one in the laundry), together with a sufficient supply of paper goods, soaps, cleaning supplies and other such supplies and materials, as are reasonably adequate for the current operation of the Hotel.

3.29        Intentionally Omitted.

3.30        Leases.  True, complete copies of the Leases, are attached as Exhibit D hereto.  The Leases are, and will at Closing be, in full force and effect and neither Contributors, the LP nor the LLC, are in default and the Contributors shall make good faith efforts for themselves, the LP and the LLC not to be in default with respect thereto (with or without the giving of any notice and/or lapse of time).  The Leases are, or will be at Closing, freely assignable by Contributors and Contributors will have obtained all consents of any third party necessary to assign the Leases to Acquirer.

3.31        Noncontravention.  The execution and delivery of, and the performance by the Contributors of their obligations under this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, or any agreement, judgment, injunction, order, decree or other instrument binding upon the Contributors, or result in the creation of any lien or other encumbrance on any asset of the Contributors.  There are no outstanding agreements (written or oral) pursuant to which the Contributors (or any predecessor to or representative of the Contributors) have agreed to contribute or has granted an option or right of first refusal to acquire the Interests or the Property or any part thereof.

3.32        Securities Law Matters.

(a)            The Contributors are knowledgeable, sophisticated and experienced in business and financial matters; the Contributors have previously invested in securities similar to the LP Units and fully understand the limitations on transfer imposed by the federal securities laws and as described in this Agreement. The Contributors are able to bear the economic risk of holding the LP Units for an indefinite period and are able to afford the complete loss of its investment in the LP Units; the Contributors have received and reviewed all information and documents about or pertaining to Acquirer and Hersha, the business and prospects of Acquirer and Hersha and the issuance of the LP Units as the Contributors deem necessary or desirable; and the Contributors have had the opportunity to review public filings made with the SEC pursuant to the Exchange Act related to Acquirer and Hersha; and the Contributors have been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, Acquirer, Hersha, the business and prospects of Acquirer and Hersha and the LP Units which the Contributors deem necessary or desirable to evaluate the merits and risks related to their investment in the LP Units and to conduct their own independent valuation of the LP Units; and the Contributors understand and have taken cognizance of all risk factors related to the purchase of the LP Units. The Contributors were at no time presented with or solicited by any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising in connection with the acquisition of the LP Units contemplated hereby. The Contributors are sophisticated real estate investors. In acquiring the LP Units and engaging in this transaction, the Contributors are not relying upon any representations made to it by Acquirer or Hersha, or any of the officers, employees, or agents of Acquirer or Hersha not contained herein. The Contributors are relying upon their own independent analysis and assessment (including with respect to taxes), and the advice of such Contributors’ advisors (including tax advisors), and not upon that of Acquirer or Hersha or any of Acquirer’s or Hersha’s advisors or affiliates, for purposes of evaluating, entering into, and consummating the transactions contemplated by this Agreement. The Contributors represent and warrant that they has reviewed and approved the form of the Acquirer’s Limited Partnership Agreement attached hereto as Exhibit K.

(b)            The Contributors understand that the LP Units have not been registered under the Securities Act or any state securities acts and are instead being offered and sold in reliance on an exemption from such registration requirements. The LP Units issuable to the Contributors are being acquired solely for the Contributors’ own accounts, for investment, and are not being acquired with a view to, or for resale in connection with, any distribution, subdivision, or fractionalization thereof, in violation of such laws, and the Contributors have no present intention to enter into any contract, undertaking, agreement, or arrangement with respect to any such resale. The Contributors understand that any certificates evidencing the LP Units will contain appropriate legends as required by the Acquirer’s Limited Partnership Agreement that reflect the non-negotiability of the certificate and that the LP Units represented by the certificate are governed by and are transferable only in accordance with the provisions of the Acquirer’s Limited Partnership Agreement.

(c)            Each Contributor is an "accredited investor" as that term is defined in Rule 501 of Regulation D under the Securities Act. In order to be an “accredited investor”, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, you must be one of the following:

(i)            a bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

(ii)           a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(iii)          an insurance company as defined in Section 2(13) of the Securities Act;

(iv)          an investment company registered under the Investment Company Act of 1940, as amended;

(v)           a business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940, as amended;

(vi)          a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;

(vii)         a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of Five Million Dollars ($5,000,000.00);

(viii)        an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company or registered investment adviser, or if the employee benefit plan has total assets in excess of Five Million Dollars ($5,000,000.00) or, if a self-directed plan, with investment decisions made sole by persons that are accredited investors;

(ix)          a private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940, as amended;

(x)           an (a) organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (b) corporation, (c) Massachusetts or similar business trust, (d) partnership, or (e) limited liability company, in each case not formed for the specific purpose of acquiring LP Units of the Acquirer or shares of Hersha’s common stock, with total assets in excess of Five Million Dollars ($5,000,000.00);

(xi)          a director or executive officer of Acquirer or Hersha;

(xii)         a natural person whose individual net worth, or joint net worth with his or her spouse, at the time of his or her acquisition of the LP Units exceeds One Million Dollars ($1,000,000.00);

(xiii)        a natural person who has an individual income in excess of Two Hundred Thousand Dollars ($200,000.00) in each of the two most recent years or joint income with that person’s spouse in excess of Three Hundred Thousand Dollars ($300,000.00) in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(xiv)        a trust, with total assets in excess of Five Million Dollars ($5,000,000.00), not formed for the specific purpose of acquiring LP Units of the Acquirer or shares of Hersha’s common stock whose acquisition of LP Units of the Acquirer or shares of Hersha’s common stock is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D under the Securities Act; or

(xv)         an entity in which all of the equity owners are accredited investors.

3.33        Patriot Act Representations.  Each Contributor and, to the actual knowledge of each such Contributor, any direct or indirect owner of the LP, the LLC or such Contributor, (i) are not included on any Government List (as defined below), (ii) are not persons who have been determined by competent authority to be subject to the prohibitions contained in the Presidential Executive Order No. 13224 or any other similar prohibitions contained in the rules and regulations of the OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) have not been indicted or convicted of any Patriot Act Offenses, or (iv) are not currently under investigation by any governmental authority for alleged criminal activity. For purposes of this Agreement, (i) “Government List” means (A) the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (B) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC, or (C) any similar list maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to any Executive Order of the President of the United States of America; (ii) “OFAC” means the Office of Foreign Asset Control, U.S. Department of the Treasury, (iii) “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws, and (iv) “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism, (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act and also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, any of the foregoing.

Each of the representations, warranties and covenants contained in this Article III and its various subparagraphs are intended for the benefit of the Acquirer and may be waived in whole or in part, by the Acquirer, but only by an instrument in writing signed by the Acquirer.  Each of said representations, warranties and covenants shall survive the closing of the transaction contemplated hereby for twelve (12) months, and no investigation, audit, inspection, review or the like conducted by or on behalf of the Acquirer shall be deemed to terminate the effect of any such representations, warranties and covenants, it being understood that the Acquirer has the right to rely thereon and that each such representation, warranty and covenant constitutes a material inducement to the Acquirer to execute this Agreement and to close the transaction contemplated hereby and to pay the Consideration to the Contributors.  Acquirer acknowledges and agrees that, except for the representations and warranties expressly set forth herein, Acquirer is acquiring the LP, the LLC and the Property “AS-IS, WHERE-IS” with no representations or warranties by or from Contributors, express or implied, or any nature whatsoever.

ARTICLE IV

ACQUIRER'S REPRESENTATIONS, WARRANTIES ANDCOVENANTS

To induce the Contributors to enter into this Agreement and to sell the Interests, the Acquirer hereby makes the following representations, warranties and covenants upon each of which the Acquirer acknowledges and agrees that the Contributors are entitled to rely and has relied:

4.1          Organization and Power. The Acquirer is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all partnership powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of the Acquirer hereunder.

4.2          Noncontravention.  The execution and delivery of this Agreement and the performance by the Acquirer of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, the Acquirer’s partnership agreement, or any agreement, judgment, injunction, order, decree or other instrument binding upon the Acquirer or result in the creation of any lien or other encumbrance on any asset of the Acquirer.

4.3          Litigation.  There is no action, suit or proceeding, pending or known to be threatened, against or affecting the Acquirer in any court or before any arbitrator or before any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Acquirer are a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the ability of the Acquirer to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

4.4          Bankruptcy.  No Act of Bankruptcy has occurred with respect to the Acquirer.

4.5          No Brokers.  The Acquirer has not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder's fee, commission or other amount with respect to the transaction described herein.

ARTICLE V

CONDITIONS ANDADDITIONAL COVENANTS

The Acquirer’s obligations hereunder are subject to the satisfaction of the following conditions precedent and the compliance by the Contributors with the following covenants:

5.1          Contributors’ Deliveries.  The Contributors shall have delivered to the Escrow Agent or the Acquirer, as the case may be, on or before the date of Closing, all of the documents and other information required of Contributors pursuant to Section 6.2.

5.2          Representations, Warranties and Covenants; Obligations of Contributors; Certificate.  All of the Contributors’ representations and warranties made in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if then made, there shall have occurred no material adverse change in the financial condition of the Property, the LP or the LLC since the date hereof, the Contributors shall have performed all of their material covenants and other obligations under this Agreement and the Contributors shall have executed and delivered to the Acquirer at Closing a certificate to the foregoing effect.

5.3          Title Insurance.  Good and indefeasible title to the fee interest in the Real Property shall be insurable as such by the Title Company at or below its regularly scheduled rates subject only to Permitted Title Exceptions as determined in accordance with Section 2.2.

5.4          Condition of Improvements.  The Improvements and the Tangible Personal Property (including but not limited to the mechanical systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) shall be in the same condition at Closing as they are as of the date hereof, reasonable wear and tear excepted.  Prior to Closing, the Contributors shall not have diminished the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property and the Tangible Personal Property and the Contributors shall not have diminished the Inventory.  The Contributors shall not have removed or caused or permitted to be removed any part or portion of the Real Property or the Tangible Personal Property unless the same is replaced, prior to Closing, with similar items of at least equal quality and acceptable to the Acquirer.

5.5          Utilities.  All of the Utilities shall be installed in and operating at the Property, and service shall be available for the removal of garbage and other waste from the Property.

5.6          Intentionally Omitted.

5.7          Interests.  From the date hereof to and including the Closing Date, Contributors shall not sell, assign, pledge, hypothecate or otherwise transfer the Interests, except as contemplated by this Agreement, nor shall the Contributors cause or permit the LP or the LLC to issue any securities, partnership or membership interests, as the case may be, to any person or to sell, pledge, transfer or otherwise dispose of the Property or any interest therein.

ARTICLE VI

CLOSING

6.1          Closing.  Closing shall be held at a location that is mutually acceptable to the parties, on or before January 4, 2008.

6.2          Contributor’ Deliveries.  At Closing, the Contributors shall deliver to Acquirer all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged on behalf of the Contributors and shall be dated as of the date of Closing:

(a)            Certificates representing the Interests.

(b)            The certificate required by Section 5.2.

(c)            The Assignment and Assumption Agreement.

(d)            Any and all service contracts, space leases, and agreements.

(e)            Such agreements, affidavits or other documents as may be required by the Title Company to issue the Owner's Title Policy with affirmative coverage over mechanics' and materialmen's liens.

(f)            The Deed.

(g)            The FIRPTA Certificates.

(h)            True, correct and complete copies of all warranties, if any, of manufacturers, suppliers and installers possessed by the Contributors and relating to the Improvements and the Personal Property, or any part thereof.

(i)            Copies of the Articles of Organization, LLC Operating Agreement, Certificate of Limited Partnership and LP Partnership Agreement.

(j)            Appropriate consent of the LLC, authorizing (A) the execution of any documents to be executed and delivered by the LLC prior to, at or otherwise in connection with Closing and in connection with the transactions contemplated by this Agreement, and (B) the performance by the LLC of its obligations hereunder and under such documents.

(k)            Appropriate consent of the LP, authorizing (A) the execution of any documents to be executed and delivered by the LP prior to, at or otherwise in connection with Closing and in connection with the transactions contemplated by this Agreement, and (B) the performance by the LP of its obligations hereunder and under such documents.

(l)            Valid, final and unconditional certificate(s) of occupancy for the Real Property and Improvements, issued by the appropriate Governmental Body.

(m)            Such proof as the Acquirer may reasonably require with respect to Contributors’ compliance with the bulk sales laws or similar statutes.

(n)            A written instrument executed by the Contributors, conveying and transferring to the Acquirer all of the Contributors’ right, title and interest in any telephone numbers and facsimile numbers relating to the Property, and, if the Contributors maintain a post office box, conveying to the Acquirer all of their interest in and to such post office box and the number associated therewith, so as to assure a continuity in operation and communication.

(o)            All current real estate and personal property tax bills in the Contributors’ possession or under their control.

(p)            A complete set of all guest registration cards, guest transcripts, guest histories, and all other available guest information.

(q)            An updated schedule of employees, showing salaries and duties with a statement of the length of service of each such employee, brought current to a date not more than forty eight (48) hours prior to the Closing.

(r)            A complete list of all advance room reservations, functions and the like, in reasonable detail so as to enable the Acquirer to honor the Contributors’ commitments in that regard.

(s)            A list of the Contributors’ outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due the Contributors.

(t)            Possession of the Property and all keys for the Property.

(u)            All books, records, operating reports, appraisal reports, files and other materials in the Contributors’ possession or control which are necessary in the Acquirer’s discretion to maintain continuity of operation of the Property.

(v)            To the extent permitted under applicable law, documents of transfer necessary to transfer to the Acquirer the Contributors’ employment rating for workmens' compensation and state unemployment tax purposes.

(w)           An assignment of all warranties and guarantees from all contractors and subcontractors, manufacturers, and suppliers in effect with respect to the Improvements.

(x)            Complete set of “as-built” drawings for the Improvements as available in Contributors’ possession.

(y)             Such proof, reasonably acceptable to the Acquirer evidencing the payment by Contributors of all transfer taxes incurred in connection with the transactions contemplated by this Agreement.

 (z)            The Joinder.

 (aa)          Any other document or instrument reasonably requested by the Acquirer or required hereby.

6.3          Acquirer’s Deliveries.  At Closing, the Acquirer shall pay or deliver to the Contributor the following:

(a)            The Consideration described in Section 2.3.

(b)            The Assignment and Assumption Agreement.

(c)            The Joinder.

(d)            Any other document or instrument reasonably requested by the Contributors or required hereby.

6.4          Closing Costs.    Each party shall pay its own legal fees and expenses.  All filing fees, and recording or other similar taxes, and all charges for title insurance premiums shall be paid by Acquirer.  Any other costs or expenses shall be paid by Contributors.

6.5          Income and Expense Allocations.

(a)
Items to be Apportioned.  The following shall be prorated and apportioned between Contributors and the Acquirer as of 11:59:59 P.M. (local Hotel time) on the Apportionment Date, except as otherwise expressly provided to the contrary below:

(i)
Property Taxes.  Real estate taxes, ad valorem taxes, personal property taxes, special assessments, sewer rents and taxes, and any other governmental tax or charge levied or assessed against the Property (collectively, the “Property Taxes”), shall be apportioned on the basis of the respective periods for which each is assessed or imposed.  If the Closing Date shall occur either before an assessment is made or a tax rate is fixed for the tax period in which the Closing occurs, the apportionment of such Property Taxes shall be calculated on the basis of the prior year’s Property Taxes, but, after the assessment and tax rate for the current year are fixed, the apportionment thereof shall be recalculated and the Contributors or the Acquirer, as the case may be, shall promptly pay to the other the amount determined to be due based on such recalculation.

(ii)
Utilities. The Utilities shall be apportioned (i) by having the utility companies servicing the Property make final meter readings on the Apportionment Date, the payment of which shall be the Contributors’ responsibility, or (ii) if such readings cannot be obtained, on the basis of the most recent bills that are available, reasonably adjusted (if necessary) to reflect any changes in occupancy, temperature or other relevant variables between the respective periods covered by such bills and the most recent relevant at period, to the extent such changes would have a material impact on the amount of the estimated charges for the most recent period for the utility in question.  If the apportionment is not based on an actual current reading, then, upon the taking of a subsequent actual reading, or upon receipt of a subsequent bill, such apportionment shall be recalculated and the Contributors or the Acquirer, as the case may be, shall promptly pay to the other the amount determined to be due upon such recalculation.  The Acquirer shall reimburse the Contributors for any outstanding utility deposits made by the Contributors

(iii)
Licenses.  All repaid fees or other charges for transferable licenses, if any, shall be apportioned on the basis of the fiscal period covered by such license, but all amounts refundable under unassigned or unassignable licenses shall remain the property of Contributors.

(iv)	Service Contracts, Space Leases and Agreements. Amounts paid or payable under any service contract, space lease and agreement, shall be apportioned on the basis of the period covered by such payments.

(v)
Revenues. All revenues from the rental of guestrooms and from food and beverage and other sales or services, net of applicable sales taxes and other governmental impositions (whether such revenues, sales taxes or other governmental impositions are collected or not) that are posted to a guest room account through 11:59:59 pm on the Apportionment Date shall be divided equally among the Contributors and the Acquirer.  After this time all revenues from the rental of guestrooms and from food and beverage and other sales or services posted to a guest room account shall belong to the Acquirer.  For purpose of these apportionments, the hotel personnel shall promptly post all charges as they are incurred.  Guestroom rental charges of those guests who check-in on the Apportionment Date shall be deemed incurred at check-in.  Revenues from any meeting room occupied, but vacated prior to midnight of the Apportionment Date shall belong to the Contributors.  Revenues from any meeting room that was not occupied until after this time shall belong to the Acquirer.  Revenues for any meeting room that was occupied by the same customer on both the Apportionment Date and the Closing Date shall be allocated between the Contributors and the Acquirer based on the number of hours on each such date that the room was occupied and unavailable for rental to other customers.

(vi)
Sales Taxes.  All sales, use and occupancy taxes, if any, due or to become due in connection with revenues from the Hotel apportioned or allocated to the Contributors in accordance with Section 6.5(a)(v) shall be paid by the Contributors, and all sales, use and occupancy taxes due or to become due in connection with revenues apportioned or allocated to the Acquirer in accordance with Section 6.5(a)(v) shall be paid by the Acquirer.  The Contributors and the Acquirer shall each indemnify the other from and against any liability for unpaid sales, use or occupancy tax resulting from the indemnifying party’s failure to make the payments required under this Section 6.5(a)(vi).

(b)	Receivables. The Acquirer shall not purchase the book of accounts receivable.

(c)	House Banks. The Acquirer shall purchase the petty cash funds and cashiers’ banks, provided that the Acquirer shall only purchase cash on hand and shall in no event purchase any receipts.

(d)
Employee Wages and Other Compensation.  On or before the Closing Date, the Contributors shall pay or cause to be paid (i) all unpaid wages or salaries (including any earned but unused vacation days accrued, irrespective of whether such vacation days are actually vested) of all persons employed at the Property; (ii) any employment taxes or government levies on item (i) above; and (iii) any retirement plan payments, medical insurance payments or other similar deductions.  Hereinafter, (i) through (iii) above shall be referred to as the “Contributors’ Employee Payment.”  The Contributors shall be responsible for Contributors’ Employee Payment accruing through 11:59:59 pm on the Apportionment Date.  From that point forward, the Acquirer shall be responsible for these expenses for those persons who the Acquirer elect to employ.

(e)
Reconciliation and Final Payment; Intent of Section.  The Contributors and the Acquirer, shall cooperate after Closing to make a final determination of the prorations and adjustments required hereunder as soon as reasonably practicable, but in no event later than ninety (90) days after the Closing Date (except with respect to any item which is not determinable within such time frame, as to which the time period shall be extended until such item is determinable).  Upon the final reconciliation of the prorations and adjustments under this Section 6.5, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation thereof.  It is the intent of the parties that all items herein which are subject to apportionment shall, except as otherwise specifically provided in this Section 6.5, result in the Contributors receiving all of the economic benefits and burdens of the Hotel with respect to the period prior to the Closing Date, and the Acquirer receiving all of the economic benefits and burdens of the Hotel with respect to the period from and after the Closing Date.

(f)
Accounts Payable.  The Contributors shall retain and be responsible for the payment of all accounts payable and other debts and liabilities of the Contributors or otherwise relating to the Hotel, which have accrued prior to the Closing, whether or not invoiced (the “Accounts Payable”), except to the extent the Acquirer has received a credit for any such item under this Section 6.5.  The parties acknowledge and agree that except as may be expressly set forth in this Agreement, the Acquirer isin no way assuming any responsibility for the payment of any Accounts Payable of the Contributors.

(g)	Survival. The provisions of this Section 6.5 shall survive the Closing for a period of six (6) months.

6.6          Safes.  On the Closing Date Contributors shall cause the delivery to Acquirer of all of Contributors’ keys to all safes and safe deposit boxes (collectively, the “safes”) at the Property.  On or prior to the Closing Date, Contributors shall give written notices to those persons who have deposited items in any central safes (excluding in-room safes), advising them of the sale of the Hotel to Acquirer and requesting the removal or verification of their contents in the safes on the Closing Date.  All such removals or verifications on the Closing Date shall be under the supervision of Contributors’ and Acquirer’s respective representatives.  All contents which are to remain in the safes shall be recorded.  Items belonging to guests who have not responded to such written notice by so removing or verifying their safe contents by the end of the day shall be recorded in the presence of the respective representatives.  Any such contents so verified or recorded and thereafter remaining in the hands of Acquirer shall be the responsibility of Acquirer and Acquirer hereby agrees to indemnify, defend and hold Contributors harmless from any liability therefor.  Contributors hereby agree to indemnify and hold Acquirer harmless from any liability arising from claims by guests for any loss of contents in the safes not verified or recorded on the Closing Date.

ARTICLE VII

CONDEMNATION; RISK OF LOSS

7.1          Condemnation.  In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of the Real Property, or any proposed sale in lieu thereof, the Contributors shall give written notice thereof to the Acquirer promptly after the Contributors learn or receive notice thereof.  If all or any part of the Real Property is, or is to be, so condemned or sold, the Acquirer shall have the right to terminate this Agreement pursuant to Section 8.3.  If the Acquirer elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to the Acquirer at Closing.

7.2          Risk of Loss.   The risk of any loss or damage to the Property prior to the recordation of the Deed shall remain upon Contributors.  If any such loss or damage to more than ten percent (10%) of the value of the Improvements occurs prior to Closing or any such loss or damage is uninsured or underinsured, the Acquirer shall have the right to terminate this Agreement pursuant to Section 8.3.  If the Acquirer elects not to terminate this Agreement, all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to the Acquirer at Closing.

ARTICLE VIII

LIABILITY OF ACQUIRER; INDEMNIFICATION BY CONTRIBUTORS;

TERMINATION RIGHTS

8.1          Liability of Acquirer.  Except for any obligation expressly assumed or agreed to be assumed by the Acquirer hereunder and in the Assignment and Assumption Agreement, the Acquirer does not assume any obligation of the Contributors or any liability for claims arising out of any occurrence prior to Closing.

8.2          Indemnification by Contributors.  The Contributors hereby indemnify and hold the Acquirer harmless from and against any and all suits, actions, claims, costs, penalties, damages, losses, liabilities and expenses, subject to Section  9.11, that may at any time be incurred by the Acquirer, whether before or after Closing, (i) as a result of any breach by the Contributors of any of their representations, warranties, covenants or obligations set forth herein or in any other document delivered by the Contributors pursuant hereto, (ii) relating to any suits, litigation or actions brought against any Contributors, the LP or the LLC prior to the Closing Date, (iii) in connection with any and all liabilities and obligations of the LP or the LLC occurring, accruing or arising prior to the Closing Date, and/or (iv) resulting from any default of the Contributors before and after the Closing Date, or as a result of or in connection with the use or operation of the Property prior to the Closing Date.

8.3          Termination by Acquirer.  If any condition set forth herein cannot or will not be satisfied prior to Closing, or upon the occurrence of any other event that would entitle the Acquirer to terminate this Agreement and its obligations hereunder, and the Contributors fail to cure any such matter within five (5) days after notice thereof from the Acquirer, the Acquirer, at its option and as its sole remedy, shall elect either (a) to terminate this Agreement, and all other rights and obligations of the Contributors and the Acquirer hereunder shall terminate immediately, or (b) to waive its right to terminate and, instead, to proceed to Closing.

8.4          Termination by Contributors.  If, prior to Closing, the Acquirer defaults in performing any of their obligations under this Agreement, and the Acquirer fails to cure any such default within five (5) business days after notice thereof from the Contributors, then the Contributors’ sole remedy for such default shall be to terminate this Agreement.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1          Completeness; Modification.  This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto.  This Agreement may be modified only by a written instrument duly executed by the parties hereto.

9.2          Assignments.  The Acquirer may assign its rights hereunder to any affiliate of Acquirer without the consent of the Contributors.  No such assignment shall relieve the Acquirer of any of its obligations and liabilities hereunder.

9.3          Successors and Assigns.  The benefits and burdens of this Agreement shall inure to the benefit of and bind the Acquirer and the Contributors and their respective successors and assigns.

9.4          Days.  If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday.  Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.

9.5          Governing Law.  This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

9.6          Counterparts.  To facilitate execution, this Agreement may be executed in as many counterparts as may be required.  It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof.  All counterparts hereof shall collectively constitute a single agreement.

9.7          Severability.  If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.8          Costs.  Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including without limitation fees of attorneys, engineers and accountants.

9.9          Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below.  Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

If to the Contributors:	c/o The Hersha Group
44 Hersha Drive
Harrisburg, PA 17102
Phone: (717) 236-4400
Fax: (717) 774-7383

With a copy to:	Lok Mohapatra, Esquire
Franklin Firm, LLP
Penn Mutual Towers
510 Walnut Street, 9thfloor
Philadelphia, PA 19106
Phone: (215) 238-1045
Fax: (267) 238-1874

If to the Acquirer:	Hersha Hospitality Limited Partnership
44 Hersha Drive
Harrisburg, PA 17102
Phone: (717) 236-4400
Fax: (717) 774-7383
Attn: Ashish R. Parikh

With a copy to:	Lok Mohapatra, Esquire
Franklin Firm, LLP
Penn Mutual Towers
510 Walnut Street, 9thfloor
Philadelphia, PA 19106
Phone: (215) 238-1045
Fax: (267) 238-1874

Or to such other address as the intended recipient may have specified in a notice to the other party.  Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and the Escrow Agent in a manner described in this Section.

9.10        Incorporation by Reference.  All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.

9.11        Survival.  All of the representations, warranties, covenants and agreements of the Contributor and the Acquirer made in, or pursuant to, this Agreement shall survive for a period of twelve (12) months following Closing and shall not merge into the Deed or any other document or instrument executed and delivered in connection herewith, except for the representations and warranties set forth in Sections 3.4, 3.7and 3.9, which shall survive for periods coterminous with applicable statutes of limitations.

9.12        Further Assurances.  The Contributors and the Acquirer each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

9.13        No Partnership.  This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of Contributors and Acquirer specifically established hereby.

9.14        Time of Essence.  Time is of the essence with respect to every provision hereof.

9.15        Confidentiality.  Contributors and their representatives, including any professionals representing Contributors, shall keep the existence and terms of this Agreement strictly confidential, except to the extent disclosure is compelled by law, and then only to the extent of such compulsion.

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IN WITNESS WHEREOF, the Contributors and the Acquirer have caused this Agreement to be executed in their names by their respective duly-authorized representatives.

CONTRIBUTERS:

SHREE ASSOCIATES, a Pennsylvania limited partnership

By:
Name:	Hasu P. Shah
Title:	General Partner

KUNJ ASSOCIATES, a Pennsylvania limited partnership

By:
Name:	Kiran P. Patel
Title:	General Partner

SHANTI III ASSOCIATES, a Pennsylvania limited partnership

By:
Name:	Kanti D. Patel
Title:	General Partner

TRUST FBO JAY H. SHAH UNDER THE HASU AND HERSHA SHAH 2004 TRUST DATED AUGUST 18, 2004

By:
Name:	Jay H. Shah
Title:	Trustee

TRUST FBO NEIL H. SHAH UNDER THE HASU AND HERSHA SHAH 2004 TRUST DATED AUGUST 18, 2004

By:
Name:	Neil H. Shah
Title:	Trustee

TRUST FBO SAJNI MEHTA BROWNE UNDER THE BHARAT AND DEVYANI MEHTA 2005 TRUST DATED JANUARY 13, 2005

By:
Name:	Bharat C. Mehta
Title:	Trustee

TRUST FBO NEELAY MEHTA UNDER THE BHARAT AND DEVYANI MEHTA 2005 TRUST DATED JANUARY 13, 2005

By:
Name:	Bharat C. Mehta
Title:	Trustee

PLM ASSOCIATES LLC

By:
Name:	Lokanath Mohapatra
Title:	Manager

David L. Desfor, Individually

Ashish R. Parikh, Individually

ACQUIRER:

HERSHA HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership

By:	Hersha Hospitality trust, a Maryland business trust, its sole general partner

By:
	Name:	Ashish R. Parikh
	Title:	CFO